Executive Overview
Company Description. We are a global orthopaedic medical device company specializing in the design, manufacture and marketing of devices and biologic products for extremity, hip, and knee repair and reconstruction. Extremity hardware includes implants and other devices to replace or reconstruct injured or diseased joints and bones of the foot, ankle, hand, wrist, elbow and shoulder, which we generally refer to as either foot and ankle or upper extremity products. We are a leading provider of surgical solutions for the foot and ankle market. Reconstructive devices are used to replace or repair knee, hip and other joints and bones that have deteriorated or been damaged through disease or injury. Biologics are used to repair or replace damaged or diseased bone, to stimulate bone growth and to provide other biological solutions for surgeons and their patients. Within these markets, we focus on the higher-growth sectors of the orthopaedic industry, such as the foot and ankle market, as well as on the integration of our biologic products into reconstructive procedures and other orthopaedic applications. Our extensive foot and ankle product portfolio, our over 200 specialized foot and ankle sales representatives, and our increasing level of training of foot and ankle surgeons has resulted in our being a recognized leader in the foot and ankle market. We have been in business for over 60 years and have built a well-known and respected brand name.
From January 1, 2009 until December 31, 2011, we operated our business as one operating segment, orthopaedics products. During the first quarter of 2012, our management, including our chief executive officer, who is our chief operating decision maker, began managing our operations as two reportable business segments based on the two primary markets that we operate within: Extremities and OrthoRecon. Our Extremities segment includes products that are used primarily in foot and ankle repair, upper extremity products, and biologics products, which are used to replace damaged or diseased bone, to stimulate bone growth and to provide other biological solutions for surgeons and their patients. Our OrthoRecon segment includes products that are used primarily to replace or repair knee, hip and other joints and bones that have deteriorated or have been damaged through disease or injury.
Our corporate headquarters and U.S. operations are located in Arlington, Tennessee, where we conduct research and development, sales and marketing administration, manufacturing, warehousing and administrative activities. Our U.S. sales accounted for 58% of total revenue in 2011. Outside the U.S., we have distribution and administrative facilities in Amsterdam, the Netherlands, and sales and distribution offices in Canada, Japan and throughout Europe. We market our products in approximately 60 countries through a global distribution system that consists of a sales force of approximately 1,150 individuals who promote our products to orthopaedic surgeons and hospitals and other healthcare facilities. At the end of 2011, we had approximately 400 sales associates and independent sales distributors in the U.S., and approximately 750 sales representatives internationally, who were employed through a combination of our stocking distribution partners and direct sales offices.
Principal Products. We primarily sell devices and biologic products for extremity, hip, and knee repair and reconstruction. We specialize in extremity and biologic products used by extremity focused surgeon specialists for the reconstruction, trauma and arthroscopy markets. Our biologics sales encompass a broad portfolio of products designed to stimulate and augment the natural regenerative capabilities of the human body. We also sell orthopaedic products not considered to be part of our knee, hip, extremity or biologic product lines.
Our extremities product line includes products for both the foot and ankle and the upper extremity markets. Our principal foot and ankle portfolio includes the PRO-TOE® VO Hammertoe System, the CHARLOTTE™ foot and ankle system, the DARCO® family of locked plating systems, the INBONE™ total ankle system, the VALOR™ ankle fusion nail system, and the Swanson line of toe joint replacement products. Our upper extremity portfolio includes the MICRONAIL® intramedullary wrist fracture repair system, the EVOLVE® radial head prosthesis for elbow fractures, the RAYHACK® osteotomy system, and the EVOLVE® Elbow Plating System.
Our biologic products focus on biological musculoskeletal repair and include synthetic and human tissue-based materials. Our principal biologic products include the GRAFTJACKET® line of soft tissue repair and containment membranes, the ALLOMATRIX® line of injectable tissue-based bone graft substitutes, the PRO-DENSE® injectable regenerative graft, the OSTEOSET® synthetic bone graft substitute, and the PRO-STIM™ injectable inductive graft.
Our knee reconstruction products position us well in the areas of total knee reconstruction, revision replacement implants and limb preservation products. Our principal knee products are the ADVANCE® knee system, the EVOLUTION™ Medial-Pivot Knee System, and the PROPHECY™ pre-operative navigation guides for knee replacement, and our REPIPHYSIS® implant.
Our hip joint reconstruction product portfolio provides offerings in the areas of bone-conserving implants, total hip reconstruction, revision replacement implants and limb preservation. Our hip reconstruction products include CONSERVE® family of products, the PROFEMUR® family of hip stems and the DYNASTY™ acetabular cup system.
Significant Business Developments. Net sales declined 1% in 2011, totaling $512.9 million, compared to $519.0 million in 2010, as growth in our extremity product line was offset by declines in our other product lines.
Our 2011 domestic sales were down 5%, as a 9% increase in foot and ankle sales was offset by a 15% decline in biologics sales, a 14% decline in hip sales, and a 4% decline in knee sales. Our U.S. sales were negatively affected by distributor transitions and challenges associated with implementing enhancements to our compliance processes. As anticipated, these challenges have resulted in a slowdown in medical education and research and development projects. Additionally, our U.S. hip and knee sales in particular, continue to be affected by the overall market conditions experienced throughout the industry, including declining procedure volumes and pricing.
Our international sales increased by 4% during 2011 as compared to 2010 driven by favorable foreign currency exchange rates.
In 2011, we had a net loss of $5.1 million, compared to $17.8 million of net income in 2010. This decrease is primarily driven by $16.9 million ($10.7 million net of taxes) of charges related to restructuring and $13.2 million ($8.5 million net of taxes) related to management's estimate of our liability for previous and estimated future fractures of our PROFEMUR® titanium long modular necks in North America, as well as higher levels of costs associated with our Deferred Prosecution Agreement and the impact of our year-over-year sales decline.
In January 2011, we announced the extension of our supply agreement with LifeCell Corporation, a business unit of Kinetic Concepts, Inc. (KCI) for the supply of GRAFTJACKET® Regenerative Tissue Matrix through December 2018 for orthopaedic markets. In addition, we entered into an agreement with KCI to license our GRAFTJACKET® brand to KCI for exclusive use in wound markets for $8.5 million plus payments based on future sales of the licensed products.
In February 2011, we announced that we had commenced a tender offer for any and all of our outstanding Convertible Senior Notes. Upon expiration of the tender offer, we used the proceeds from a $150 million borrowing under a Term Loan facility available under our Senior Credit Facility and cash on hand to fund the purchase of all $170.9 million of the Notes validly tendered in the tender offer and not withdrawn prior to the expiration date. Following the closing of the tender offer, $29.1 million aggregate principal amount of the Notes remain outstanding.
During 2011, we made the following executive management changes:

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Chief Executive Officer: On April 5, 2011, we announced that our Board of Directors elected David D. Stevens, the Chairman of our Board of Directors, as interim President and Chief Executive Officer, replacing Gary D. Henley, who resigned as President and Chief Executive Officer, and as a director. On September 19, 2011, we announced that our Board of Directors appointed Robert J. Palmisano as President and Chief Executive Officer, effective September 17, 2011. Mr. Stevens remains the Chairman of our Board of Directors.

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General Counsel: On May 4, 2011, Raymond C. Kolls, Senior Vice President, General Counsel and Secretary resigned. On December 29, 2011, we announced that James A. Lightman was named General Counsel and Secretary effective immediately.

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Chief Compliance Officer: On August 16, 2011, Lisa L. Michels, Vice President and Chief Compliance Officer resigned from the Company effective immediately. On January 30, 2012, we announced that Daniel Garen was named Senior Vice President and Chief Compliance Officer effective immediately.

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Other changes: On April 5, 2011, we announced that Frank S. Bono, Senior Vice President and Chief Technology Officer, was terminated for inappropriate regard for our compliance program. Effective May 3 and 4, 2011, Alicia M. Napoli, Vice President, Clinical & Regulatory Affairs, and Cary P. Hagan, Sr. Vice President, Commercial Operations - Europe, Middle East and Africa, respectively, resigned from the Company.

In September 2011, we announced plans to implement a cost restructuring plan to foster growth, enhance profitability and cash flow, and build stockholder value. We currently estimate the total cost associated with this plan to range from approximately $18 million to $25 million. During 2011, we recognized $16.9 million of restructuring charges in total, primarily for severance obligations, contract termination costs, and non-cash asset impairment charges, as well as excess and obsolete inventory provisions. See Note 17 to our consolidated financial statements for further discussion of our restructuring charges.
In September 2011, we announced that we reached an agreement with the United States Attorney’s Office for the District of New Jersey (USAO) under which we voluntarily agreed to extend the term of the DPA for 12 months. We also agreed with the OIG-HHS to an amendment to the CIA under which certain of WMT's substantive obligations under the CIA will now begin on September 29, 2012, when the amended DPA monitoring period expires. See Note 18 to our condensed consolidated financial statements for further discussion of our DPA and CIA amendments.
In October 2011, we acquired the patented CCI® Evolution Mobile Bearing Total Ankle Replacement system of Van Straten Medical B.V. for approximately $7.0 million. See Note 3 to our condensed consolidated financial statements for further discussion of this acquisition.
Opportunities and Challenges. We believe that we have an opportunity to transform our business to increase our foot and ankle revenue growth rates and increase our cash generation through significant reduction of our inventories. In order to increase our foot and ankle growth rates, we plan to make changes in 2012 to attempt to realize these opportunities, including aggressively converting a portion of our U.S. independent distributor foot and ankle territories to direct sales representation, substantially increasing our investment in foot and ankle medical education to drive market adoption of new products and technologies, and implementing steps to significantly reduce inventories over the next several years.

These transformational changes for our business will require significant investment in 2012, which will negatively impact our sales results of operations in 2012. However, we believe these investments will improve the performance of our business in the longer term.
We believe that our U.S. businesses will continue to be unfavorably affected by distributor transitions and challenges associated with implementing enhancements to our compliance processes. Further, we expect that our U.S. and international businesses will continue to be unfavorably affected by the market conditions being experienced throughout the hip and knee industry, including procedural growth rates below historical levels and pricing declines.
Beginning in 2013, we will be subject to a 2.3% excise tax on U.S. sales of medical devices, as prescribed in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively known as the “Affordable Care Act”). The specific regulations on this tax are still in draft form. We believe that the impact of this tax may have a negative impact on our profitability.
Significant Industry Factors. Our industry is affected by numerous competitive, regulatory, and other significant factors. The growth of our business relies on our ability to continue to develop new products and innovative technologies, obtain regulatory clearance and compliance for our products, protect the proprietary technology of our products and our manufacturing processes, manufacture our products cost-effectively, respond to competitive pressures specific to each of our geographic markets, including our ability to enforce non-compete agreements, and successfully market and distribute our products in a profitable manner. We, and the entire industry, are subject to extensive governmental regulation, primarily by the United States Food and Drug Administration (FDA). Failure to comply with regulatory requirements could have a material adverse effect on our business. Additionally, our industry is highly competitive and continues to experience pricing pressures, specifically in the areas of reconstructive joint devices.
In December 2007, we received a subpoena from the United States Department of Justice (DOJ) through the United States Attorney’s Office for the District of New Jersey (USAO) requesting documents for the period January 1998 through the present related to any consulting and professional service agreements with orthopaedic surgeons in connection with hip or knee joint replacement procedures or products. This subpoena was served shortly after several of our knee and hip competitors agreed with the DOJ to resolutions of similar investigations.
On September 29, 2010, our wholly-owned subsidiary, Wright Medical Technology, Inc. (WMT), entered into a 12-month Deferred Prosecution Agreement (DPA) with the USAO and a Civil Settlement Agreement (CSA) with the United States. Under the DPA, the USAO filed a criminal complaint in the United States District Court for the District of New Jersey charging WMT with conspiracy to commit violations of the Anti-Kickback Statute (42 U.S.C. § 1320a-7b) during the years 2002 through 2007. The court deferred prosecution of the criminal complaint during the term of the DPA and the USAO agreed that if WMT complied with the DPA's provisions, the USAO would seek dismissal of the criminal complaint.
Pursuant to the CSA, WMT settled civil and administrative claims relating to the matter for a payment of $7.9 million without any admission by WMT. In conjunction with the CSA, WMT also entered into a five year Corporate Integrity Agreement (CIA) with the Office of the Inspector General of the United States Department of Health and Human Services (OIG-HHS). Pursuant to the DPA, an independent monitor is reviewing and evaluating WMT’s compliance with its obligations under the DPA. The DPA and the CIA were filed as Exhibits 10.3 and 10.2, respectively, to our current report on Form 8-K filed on September 30, 2010. The DPA has also been posted to our website. Each of the DPA and the CIA could be modified by mutual consent of the parties thereto.
As a result of the work of the independent monitor and WMT’s compliance program, the Board of Directors became aware of facts indicative of possible compliance issues. At the direction of the Nominating, Compliance and Governance Committee of the Board of Directors of WMT’s parent, Wright Medical Group, Inc. (WMGI), WMGI and WMT conducted an internal investigation with the assistance of outside counsel. The Board of Directors of WMGI received a report from outside counsel.
On May 4, 2011, our wholly-owned subsidiary Wright Medical Technology, Inc. (WMT) provided written notice to the independent monitor and to the United States Attorney's Office for the District of New Jersey (USAO) of credible evidence of serious wrongdoing, pursuant to a notification requirement in paragraph 20 of the Deferred Prosecution Agreement (DPA). On May 5, 2011, WMT received a letter from the USAO pursuant to paragraph 50 of the DPA stating that the USAO believed that WMT had knowingly and willfully breached material provisions of the DPA. The issues WMT is addressing relate to: (i) 42 U.S.C. § 1320a-7b(b) (also known as the “Anti-Kickback Statute”), specifically regarding certain employees' communications with a health care professional for consulting opportunities in a manner not consistent with WMT's compliance policy; (ii) the violation of Paragraph 25 of the DPA due to the communications with a healthcare professional noted above; and (iii) alleged violations of Paragraph 17 of the DPA due to failure to provide information to the Monitor in a timely manner.
In order to resolve these issues, WMT has implemented a number of remedial measures, including: (i) taking appropriate personnel actions; (ii) enhancing its policies and employee training with respect to compliance with the requirements of paragraph 8 of the DPA, which requires all Company employees and agents to report suspected legal and policy violations, and paragraph 25 of the DPA, which governs interactions with consultants on the terms of consulting agreements and payment issues; (iii) reviewing its existing relationships with certain customers and taking appropriate further action where necessary with respect to these relationships; and (iv) clarifying lines of responsibility for making payments to consultants. WMT continues to provide ongoing employee training and to review its relationships with customers, and is developing a protocol for internal reporting and investigation of allegations of misconduct relating to senior management.
On September 15, 2011, WMT reached an agreement with the USAO and the OIG-HHS under which WMT voluntarily agreed to extend the term of its DPA for 12 months. As amended, the DPA will now expire on September 29, 2012. The USAO has agreed not to take any additional action regarding any breach of the DPA referenced in the aforementioned May 5, 2011 letter from the USAO unless it finds, prior to September 29, 2012, that WMT has committed a knowing, willful and uncured breach of a material provision of the DPA by its conduct after September 15, 2011 or by conduct before September 15, 2011 of which the independent monitor was not aware on that date. If WMT complies with all of the requirements of the amended DPA, the USAO will seek dismissal of the pending criminal complaint. WMT also agreed with the OIG-HHS to an amendment to the Corporate Integrity Agreement (CIA) under which certain of WMT's substantive obligations under the CIA will now begin on September 29, 2012, when the amended DPA monitoring period expires. The term of the CIA has not changed, and will expire as previously provided on September 29, 2015. In connection with such amendment, the OIG-HHS informed WMT that it had no present intention, based on the information then known to it, to exercise its authority under Paragraph 51 of the DPA to exclude Wright from participation in federal healthcare programs based on any breach referenced in the May 5 letter unless the USAO were to take further action related to an alleged breach of the DPA by WMT.
As previously disclosed, at the direction of the Company's Board of Directors, WMT has continued to implement compliance measures and to take steps to enhance WMT's compliance environment. From time to time, WMT has provided, and may in the future provide, pursuant to Paragraph 20 of the DPA, written notices to the independent monitor and the USAO of “credible evidence of violations of 21 U.S.C. § 331,” a strict liability provision of the federal Food, Drug and Cosmetic Act (and any such notices have been and will be provided to the OIG-HHS). Paragraph 20 of the DPA requires WMT to provide written notice to the independent monitor and the USAO of credible evidence of violations of any criminal statute, regardless of whether any such violations are material. WMT has conducted a review of its clinical and regulatory affairs operations, and may conduct further reviews on an ongoing periodic basis. Although circumstances may change, the Company intends to disclose in its future filings with the Securities and Exchange Commission any additional occasions when WMT provides written notice under Paragraph 20 of the DPA or under the CIA only if such potential violation or violations, or any consequences therefrom, are required to be reported under U.S. federal securities laws.
Under the DPA, the Company and the independent monitor perform their investigative activities, and communications amongst WMT and the independent monitor, and other governmental agencies are ongoing. We are unable to predict the ultimate outcome of these activities.
The DPA and CIA impose certain obligations on WMT to maintain compliance with U.S. healthcare laws, regulations and other requirements. Our failure to do so could expose us to significant liability including, but not limited to, exclusion from federal healthcare program participation, including Medicaid and Medicare, which would have a material adverse effect on our financial condition, results of operations and cash flows, potential prosecution, including under the previously-filed criminal complaint, civil and criminal fines or penalties, and additional litigation cost and expense. A breach of the DPA or the CIA could result in an event of default under the Senior Credit Facility, which in turn could result in an event of default under the Indenture.
In addition to the USAO and OIG-HHS, other governmental agencies, including state authorities, could conduct investigations or institute proceedings that are not precluded by the terms of the settlements reflected in the DPA and the CIA. In addition, the settlement with the USAO and OIG-HHS could increase our exposure to lawsuits by potential whistleblowers, including under the federal false claims acts, based on new theories or allegations arising from the allegations made by the USAO. The costs of defending or resolving any such investigations or proceedings could have a material adverse effect on our financial condition, results of operations and cash flows.
The successful implementation of our enhanced compliance program requires the full and sustained cooperation of our employees, distributors, and sales agents as well as the healthcare professionals with whom they interact. These efforts may require increased expenses and additional investments. We may also encounter inefficiencies in the implementation of our new compliance enhancements, including delays in medical education, research and development projects, and clinical studies, which may unfavorably impact our business and our relationships with customers. In addition, the 12 month extension of the DPA and the associated monitorship will result in continued expenses associated with the monitor and may result in a further diversion of management time and attention from business issues which could have a negative impact on our financial performance.
A detailed discussion of these and other factors is provided in “Risk Factors.”

Results of Operations
Comparison of the year ended December 31, 2011 to the year ended December 31, 2010
The following table sets forth, for the periods indicated, our results of operations expressed as dollar amounts (in thousands) and as percentages of net sales:

	Year Ended December 31,
	2011		2010
	Amount	% of Sales	Amount	% of Sales
Net sales	$512,947	100.0%	$518,973	100.0%
Cost of sales	156,906	30.6%	158,456	30.5%
Cost of sales - restructuring	2,471	0.5%	—	—%
Gross profit	353,570	68.9%	360,517	69.5%
Operating expenses:
Selling, general and administrative	301,588	58.8%	282,413	54.4%
Research and development	30,114	5.9%	37,300	7.2%
Amortization of intangible assets	2,870	0.6%	2,711	0.5%
Restructuring charges	14,405	2.8%	919	0.2%
Total operating expenses	348,977	68.0%	323,343	62.3%
Operating income	4,593	0.9%	37,174	7.2%
Interest expense, net	6,529	1.3%	6,123	1.2%
Other expense, net	4,719	0.9%	130	0.0%
(Loss) income before income taxes	(6,655)	(1.3)%	30,921	6.0%
(Benefit) Provision for income taxes	(1,512)	(0.3)%	13,080	2.5%
Net (loss) income	$(5,143)	(1.0)%	$17,841	3.4%

The following table sets forth our net sales by product line for the periods indicated (in thousands) and the percentage of year-over-year change:

	Year Ended December 31,
	2011	2010	% Change
OrthoRecon
Hip	$173,201	$176,687	(2.0)%
Knees	123,988	128,854	(3.8)%
Other	5,005	4,943	1.3%
Total OrthoRecon	302,194	310,484	(2.7)%

Extremities
Foot and Ankle	107,734	97,971	10.0%
Upper Extremity	27,742	26,519	4.6%
Biologics	69,409	79,231	(12.4)%
Other	5,868	4,768	23.1%
Total Extremities	210,753	208,489	1.1%

Total Sales	$512,947	$518,973	(1.2)%

Net sales. Our U.S. net sales totaled $295.9 million in 2011 and $310.0 million in 2010, representing approximately 58% of total net sales in 2011, 60% of total net sales in 2010 and a 5% decrease in 2011 compared to 2010. Our international net sales totaled $217.0 million in 2011, a 4% increase as compared to net sales of $209.0 million in 2010. Our 2011 international net sales included a favorable foreign currency impact of approximately $10.6 million when compared to 2010 net sales. The favorable currency impact and a 7% increase in sales in Japan were partially offset by a 5% decrease in sales in Europe.
OrthoRecon sales decreased 3% compared to 2010. Our hip product net sales totaled $173.2 million in 2011, representing a 2% decrease over 2010. This decrease is attributable to a 14% decline in U.S. hip sales, driven by an 11% decline in unit sales. The remaining decrease was driven by a decline in average selling prices. International hip sales increased by 6%, attributable to a $6.4 million favorable currency impact compared to 2010. Net sales of our knee products totaled $124.0 million in 2011, representing a decrease of 4% over 2010. In the U.S., knee sales decreased 4% over 2010 due primarily to decreased average selling prices. Internationally, knee sales decreased 4% in 2011 over 2010, primarily due to lower unit sales, which was partially offset by a favorable currency impact of $2.0 million.
Our Extremities segment sales increased 1%, driven by 10% growth in our foot and ankle sales and 5% growth in upper extremity sales, offset by a 12% decrease in biologics sales. Foot and ankle growth was driven by a 9% increase in our U.S. foot and ankle business due primarily to our PRO-TOE™ VO Hammertoe Fixation System, launched in the first quarter of 2011, as well as the continued success of our INBONE™ products and our VALOR™ ankle fusion nail system, launched in the 2nd quarter of 2010. International foot and ankle sales growth of 16% was primarily due to the continued success of our DARCO plating system as well as a favorable currency exchange rates.
Net sales of our biologic products totaled $69.4 million in 2011, which declined by 12%, as compared to 2010. Our U.S. biologics sales decreased 15% compared to 2010, primarily due to the license agreement entered into with KCI during the first quarter of 2011.
Cost of sales. Our cost of sales as a percentage of net sales increased slightly in 2011 compared to 2010 from 30.5% to 30.6% as increased provisions for excess and obsolete inventory were mostly offset by favorable manufacturing expenses and favorable currency exchange rates.
Our cost of sales and corresponding gross profit percentages can be expected to fluctuate in future periods depending upon changes in our product sales mix and prices, distribution channels and geographies, manufacturing yields, period expenses, levels of production volume and currency exchange rates. During 2012, cost of sales may increase due to expenses associated with lower levels of production volume and higher levels of excess and obsolete inventory provisions as we implement our strategy for significantly reducing inventories.
Cost of sales - restructuring. In 2011, we recorded charges of $2.5 million (0.5% of net sales) for excess and obsolete inventory provisions associated with product optimization as we reduce the size of our international product portfolio.
Selling, general and administrative. Our selling, general and administrative expenses as a percentage of net sales totaled 58.8% and 54.4% in 2011 and 2010, respectively. Selling, general and administrative expense for 2011 included $7.0 million of non-cash, stock-based compensation expense (1.4% of net sales), $12.9 million of costs associated with our U.S. government inquiries and our DPA (2.5% of net sales), and a provision of $13.2 million recognized during the quarter ended September 30, 2011, for management's estimate of our total liability for claims associated with previous and estimated future fractures of our titanium PROFEMUR® long modular necks in North America (2.6% of net sales). During 2010, selling, general and administrative expense included $9.9 million of non-cash, stock-based compensation expense (1.9% of net sales) and $10.9 million of costs associated with our U.S. government inquiries and our DPA (2.1% of net sales). The increase in selling, general and administrative expense as a percentage of sales is primarily attributable to the provision recorded for product liability discussed above, as well as increased spending on our global compliance efforts and legal fees, which were partially offset by decreased spending on medical education.
The successful implementation of our enhanced compliance program requires the full and sustained cooperation of our employees, distributors, and sales agents as well as the healthcare professionals with whom they interact. These efforts may require increased expenses. In addition, the 12 month extension of the DPA and the associated monitorship has resulted in continued expenses associated with the monitor. Further, as part of our enhanced compliance program, we are in the process of evaluating our royalty agreements with our physician consultants. If we determine that any of these royalty agreements require termination or amendment, the settlement of such termination or amendment may have a significant impact on our results of operations.
Research and development. Our investment in research and development activities represented 5.9% and 7.2% of net sales in 2011 and 2010, respectively. Our research and development expense included non-cash, stock-based compensation expense of $0.7 million (0.1% of net sales) in 2011, compared to $1.9 million (0.4% of net sales) in 2010. The remaining decrease in research and development expense as a percentage of sales is primarily attributable to decreased spending on research and development activities and clinical studies as we encountered certain inefficiencies associated with the implementation of our enhanced compliance program.
Amortization of intangible assets. Charges associated with amortization of intangible assets totaled $2.9 million in 2011, as compared to $2.7 million in 2010. Based on the intangible assets held at December 31, 2011, we expect to amortize $2.8 million in 2012, $2.4 million in 2013, $2.2 million in 2014, $2.2 million in 2015 and $2.0 million in 2016.

Restructuring Charges. During 2011, we recognized $14.4 million of restructuring charges within operating expenses, primarily for severance obligations and the impairment of long-lived assets. We believe that the remaining restructuring charges of approximately $18 million to $25 million will likely be recorded in the first half of 2012.
Interest expense, net. Interest expense, net, consists of interest expense of $7.0 million and $6.6 million in 2011 and 2010, respectively, primarily from borrowings under the Term Loan for 2011 under our Senior Credit Facility, and our Notes for 2010, offset by interest income of $0.4 million and $0.5 million during 2011 and 2010, respectively, generated by our invested cash balances and investments in marketable securities. The amounts of interest income we realize in 2012 and beyond are subject to variability, dependent upon both the rate of invested returns we realize and the amount of excess cash balances on hand. Additionally, the amount of interest expense we incur is subject to variability dependent upon the change in London Interbank Offered Rate (LIBOR) rates and our consolidated leverage ratio.
Other expense, net. Other expense, net includes approximately $4.1 million of expenses in 2011 for the write off of pro-rata unamortized deferred financing fees and for bank and legal fees associated with the purchase of $170.9 million aggregate principal amount of the Notes validly tendered in the tender offer.
(Benefit)/Provision for income taxes. We recorded tax benefit of $1.5 million in 2011 and tax provision of $13.1 million in 2010. Our effective tax rate for 2011 and 2010 was 22.7% and 42.3% respectively. The unfavorable trend in the effective tax rate in 2011 was primarily due to a $1.0 million provision associated with the initial assessments from the examination of our 2008 income tax return by the Internal Revenue Service. Effective January 1, 2012, the research and development credit expired. If this credit is not reinstated, our income tax provision could be unfavorably impacted by less than $1.0 million.
Reportable Segments.
The following table sets forth, for the periods indicated, sales gross profit and operating income of our reportable segments expressed as dollar amounts (in thousands) and as a percentage of net sales:

	OrthoRecon		Extremities
	Year Ended December 31,
	2011	2010	2011	2010
Net Sales	$302,194	$310,484	$210,753	$208,489
Gross Profit	202,727	208,552	154,857	153,266
Gross Profit as a percent of net sales	67.1%	67.2%	73.5%	73.5%
Operating Income	$60,895	$55,295	$46,989	$44,700
Operating Income as a percent of net sales	20.2%	17.8%	22.3%	21.4%
OrthoRecon: Operating income increased to $60.9 million in 2011 from $55.3 million in 2010, primarily due to lower levels of spending on research and development activities and clinical studies as we encountered certain inefficiencies associated with the implementation of our enhanced compliance program, partially offset by a decrease in profitability as a result of the sales decline.
Extremities: Extremities gross profit as a percentage of sales was flat year over year. Operating income increased to $47.0 million in 2011 compared to $44.7 million in 2010 driven by increased sales and a decrease in selling, general and administrative costs compared to 2010.

Comparison of the year ended December 31, 2010 to the year ended December 31, 2009
The following table sets forth, for the periods indicated, our results of operations expressed as dollar amounts (in thousands) and as percentages of net sales:

	Year Ended December 31,
	2010		2009
	Amount	% of Sales	Amount	% of Sales
Net sales	$518,973	100.0%	$487,508	100.0%
Cost of sales	158,456	30.5%	$148,715	30.5%
Gross profit	360,517	69.5%	338,793	69.5%
Operating expenses:
Selling, general and administrative	282,413	54.4%	270,456	55.5%
Research and development	37,300	7.2%	35,691	7.3%
Amortization of intangible assets	2,711	0.5%	5,151	1.1%
Restructuring charges	919	0.2%	3,544	0.7%
Total operating expenses	323,343	62.3%	314,842	64.6%
Operating income	37,174	7.2%	23,951	4.9%
Interest expense, net	6,123	1.2%	5,466	1.1%
Other expense, net	130	0.0%	2,873	0.6%
Income before income taxes	30,921	6.0%	15,612	3.2%
Provision for income taxes	13,080	2.5%	3,481	0.7%
Net income	$17,841	3.4%	$12,131	2.5%

The following table sets forth our net sales by product line for the periods indicated (in thousands) and the percentage of year-over-year change:

	Year Ended December 31,
	2010	2009	% Change
OrthoRecon
Hip	$176,687	$167,869	5.3%
Knees	128,854	122,178	5.5%
Other	4,943	5,732	(13.8)%
Total OrthoRecon	310,484	295,779	5.0%

Extremities
Foot and Ankle	97,971	79,532	23.2%
Upper Extremity	26,519	27,843	(4.8)%
Biologics	79,231	79,120	0.1%
Other	4,768	5,234	(8.9)%
Total Extremities	208,489	191,729	8.7%

Total Sales	$518,973	$487,508	6.5%

Net sales. Our U.S. net sales totaled $310.0 million in 2010 and $299.6 million in 2009, representing approximately 60% of total net sales in 2010, 61% of total net sales in 2009 and a 3% increase in 2010 over 2009. Our international net sales totaled $209.0 million in 2010, an 11% increase as compared to net sales of $187.9 million in 2009. Our 2010 international net sales included a favorable foreign currency impact of approximately $1.5 million when compared to 2009 net sales, due to the 2010 favorable performance of the Japanese yen and the Canadian dollar against the U.S. dollar, which was partially offset by the unfavorable performance of the euro against the U.S. dollar.
OrthoRecon sales increased 5% due to increases in hip and knee sales of 5% in each respective product line. The increase in our hip product sales was driven by increased sales of our PROFEMUR® hip system. Sales of our knee products increased in 2010 compared to the prior year as a result of increased unit sales, which were partially offset by declines in pricing.
Extremity sales increased 9% due to a 23% increase in foot and ankle sales, offset by a decrease in upper extremity sales of 5%, while our biologics product line remained flat. During 2010, our foot and ankle sales growth was primarily driven by our U.S. business, which increased 20%, primarily due to the continued success of our INBONE™ total ankle system, our increased sales of our ORTHOLOC™ polyaxial trauma plating system, and increased sales of VALOR ankle fusion nail system.
Cost of sales. Our cost of sales as a percentage of net sales was 30.5% in both 2009 and 2010. Unfavorable geographic mix shifts, as our more profitable U.S. sales decreased as a percentage of total sales, along with unfavorable pricing in our U.S. hip and knee business were offset by lower levels of excess and obsolete inventory provisions and favorable manufacturing expenses.
Operating expenses. Our total operating expenses, as a percentage of net sales, decreased by 2.3 percentage points to 62.3% in 2010 from 64.6% in 2009, as lower levels of restructuring charges and amortization expenses were partially offset by increased expenses associated with our U.S. government inquires and our DPA. Additionally our 2009 operating expenses included a $5.6 million (1.1% of net sales) provision for potential losses associated with a trade receivable.
Interest expense, net. Interest expense, net, consists of interest expense of $6.6 million and $6.5 million in 2010 and 2009, respectively, primarily from our $200 million of Convertible Senior Notes due 2014 issued in November 2007. This was partially offset by interest income of $0.5 million and $1.0 million during 2010 and 2009, respectively, generated by our invested cash balances and investments in marketable securities. The decline in interest income was due to the overall decline in interest rates on our invested cash balances and investments in marketable securities during 2010.
Other expense, net. Other expense, net, totaled $0.1 million of expense during 2010 compared to $2.9 million of expense during 2009. During 2009, we recognized $2.6 million of expense related to the write-off of the CTA balances for certain subsidiaries that had been substantially liquidated as part of our restructuring of operations in Toulon, France.
Provision for income taxes. Our effective tax rate for 2010 and 2009 was 42.3% and 22.3%, respectively. The increase in our effective tax rate was primarily due to changes in our valuation allowance in both years, higher levels of non-deductible expenses in 2010, primarily due to a portion of the civil settlement payment that is considered not deductible, and the greater impact of certain deductions on our lower income in 2009.
Reportable Segments.
The following table sets forth, for the periods indicated, sales gross profit and operating income of our reportable segments expressed as dollar amounts (in thousands) and as a percentage of net sales:

	OrthoRecon		Extremities
	Year Ended December 31,
	2010	2009	2010	2009
Net Sales	$310,484	$295,779	$208,489	$191,729
Gross Profit	208,552	194,432	153,266	145,716
Gross Profit as a percent of net sales	67.2%	65.7%	73.5%	76.0%
Operating Income	$55,295	$37,459	$44,700	$50,087
Operating Income as a percent of net sales	17.8%	12.7%	21.4%	26.1%

OrthoRecon: Operating income increased to $55.3 million in 2010 from $37.5 million in 2009, primarily due to increased sales, favorable manufacturing variances, lower levels of excess and obsolete inventory provisions, and leveraging of expenses in Europe.
Extremities: Operating income decreased to $44.7 million in 2010 compared to $50.1 million in 2009 as profitability from increased sales was more than offset by increased provisions for excess and obsolete inventory and investments in our U.S. foot and ankle sales force.

Seasonal Nature of Business

We traditionally experience lower sales volumes in the third quarter than throughout the rest of the year as many of our reconstructive products are used in elective procedures, which generally decline during the summer months, typically resulting in selling, general and administrative expenses and research and development expenses as a percentage of sales that are higher during this period than throughout the rest of the year. In addition, our first quarter selling, general and administrative expenses include additional expenses that we incur in connection with the annual meeting held by the American Academy of Orthopaedic Surgeons (AAOS) and the American College of Foot and Ankle Surgeons (ACFAS). The AAOS meeting, which is the largest orthopaedic meeting in the world, features the presentation of scientific papers and instructional courses for orthopaedic surgeons. During this three-day event, we display our most recent and innovative products for these surgeons. The ACFAS meeting, similar to AAOS, is another three-day event to display our latest innovations in the foot and ankle market.

Restructuring
On September 15, 2011, we announced plans to implement a cost restructuring plan to foster growth, enhance profitability and cash flow, and build stockholder value. We have implemented numerous initiatives to reduce spending, including streamlining select aspects of our international selling and distribution operations, reducing the size of our product portfolio, adjusting plant operations to align with our volume and mix expectations and rationalizing our research and development projects. In total, we reduced our workforce by approximately 80 employees, or 6%. We have estimated that total pre-tax restructuring charges will be approximately $18 million to $25 million, of which we recognized $16.9 million in 2011. We expect the remaining charges to be recorded during the first half of 2012. We anticipate that recording the remaining $1 million to $8 million of restructuring expenses could have a material impact on our results of operations in the period incurred; however, we do not expect that the restructuring expenses will have an impact on our financial condition or liquidity. We have realized the benefits from this restructuring within selling, general and administrative expenses and research and development expenses in the fourth quarter of 2011 and expect to achieve additional savings beginning in 2012, partially offset by unfavorable income tax consequences, and incremental expenses associated with senior management changes. In total, our net income will have an approximately $2 million favorable impact beginning in 2012 on an annual basis. Additionally, beginning in 2013, we expect to realize additional benefits within cost of sales, the net income impact of which is approximately $1 million annually. However, the favorable impact from our cost improvement restructuring plan in 2012 will be more than offset by the additional investments we are making in 2012 for the transformational changes discussed above in “Opportunities and Challenges.” See Note 17 to our condensed consolidated financial statements for further discussion of our restructuring charges.

Liquidity and Capital Resources
The following table sets forth, for the periods indicated, certain liquidity measures (in thousands):

	As of December 31,
	2,011	2,010,000
Cash and cash equivalents	$153,642	$153,261
Short-term marketable securities	13,597	19,152
Long-term marketable securities	4,502	17,193
Working capital	424,543	426,286
Line of credit availability	42,000	100,000

In 2010, we began investing in long-term marketable securities with maturity dates ranging from 17 to 36 months, consisting of investments in government, agency, and corporate bonds. As of December 31, 2011, the weighted average maturity for these investments was 13 months.
Operating Activities. Cash provided by operating activities totaled $61.4 million, $73.2 million, and $71.8 million in 2011, 2010 and 2009 respectively. The decrease in cash provided by operating activities in 2011 as compared to 2010 was due to decreased profitability, primarily associated with cash paid for restructuring charges of approximately $9.9 million.
In 2010 compared to 2009, the increase in cash from operating activities was primarily due to a decrease in our provision for deferred taxes, which was mostly offset by changes in working capital, primarily due to the decrease in our inventory balance in 2009.
Investing Activities. Our capital expenditures totaled $47.0 million in 2011, $49.0 million in 2010, and $37.2 million in 2009. The increase in 2010 compared to 2009 is attributable to increased spending on manufacturing equipment and surgical instrumentation primarily associated with our recent launch of our EVOLUTION™ medial-pivot knee system, as well as increased spending related to the expansion of our facilities in Arlington, Tennessee. Capital expenditures remained relatively flat in 2011 as decreases in spending on the previously discussed spending on manufacturing equipment and facilities expansion was offset by capital expenditures associated with the upgrade of our enterprise resource planning system. Historically, our capital expenditures have consisted principally of purchased manufacturing equipment, research and testing equipment, computer systems, office furniture and equipment and surgical instruments. We expect to incur capital expenditures in 2012 of approximately $30 million for routine capital expenditures.
Financing Activities. During 2011, cash used in financing activities totaled $30.1 million, compared to cash used in financing activities in 2010 of $0.2 million and cash provided by financing of $0.5 million in 2009. The change is primarily attributable to the payments to fund the purchase of $170.9 million of the Notes validly tendered in the tender offer, mostly offset by the cash proceeds from a $150 million borrowing under the Term Loan.
In 2012, we will make continued payments under our long-term capital leases, including interest, of $1.1 million.
In November 2007, we issued $200 million of 2.625% Convertible Senior Notes due 2014 (Notes). The Notes will mature on December 1, 2014. The Notes pay interest semiannually at an annual rate of 2.625% and are convertible into shares of our common stock at an initial conversion rate of 30.6279 shares per $1,000 principal amount of the Notes subject to adjustment upon the occurrence of specified events, which represents an initial conversion price of $32.65 per share. The holder of the Notes may convert at any time on or prior to the close of business on the business day immediately preceding the maturity date of Notes. Beginning on December 6, 2011, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if the closing price of our common stock has exceeded 140% of the conversion price for at least 20 days during any consecutive 30-day trading period. Additionally, if we experience a fundamental change event, as defined in the indenture governing the Notes (Indenture), the holders may require us to purchase for cash all or a portion of the Notes, for 100% of the principal amount of the notes, plus accrued and unpaid interest. If upon a fundamental change event, a holder elects to convert its Notes, we may, under certain circumstances, increase the conversion rate for the Notes surrendered. The Notes are unsecured obligations and are effectively subordinated to (i) all of our existing and future secured debt, including our obligations under our credit agreement, to the extent of the value of the assets securing such debt, and (ii) because the Notes are not guaranteed by any of our subsidiaries, to all liabilities of our subsidiaries.
On February 10, 2011, we announced the commencement of a tender offer to purchase for cash any and all of our outstanding Notes. Upon expiration on March 11, 2011, we purchased $170.9 million aggregate principal amount of the Notes. As a result of this transaction, we recognized approximately $4.1 million for the write off of pro-rata unamortized deferred financing fees and for bank and legal fees associated with the purchase. As of December 31, 2011, $29.1 million aggregate principal amount of the Notes remain outstanding.
On February 10, 2011, we entered into an amended and restated revolving credit agreement (Senior Credit Facility). The Senior Credit Facility has revolver availability of $200 million and availability in a delayed draw term loan of up to $150 million. The total availability can be increased by up to an additional $100 million at our request and subject to the agreement of the lenders. Borrowings under the Senior Credit Facility will bear interest at the sum of a base rate or a Eurodollar rate plus an applicable margin that ranges from 0.0% to 2.75%, depending on the type of loan and our consolidated leverage ratio. The term of the Senior Credit Facility extends through February 10, 2016. As a result of this transaction, we incurred deferred financing charges of approximately $2.9 million, which will be amortized over the term of the Senior Credit Facility.
In March 2011, to fund the purchase of the Notes, we borrowed $150 million under the delayed draw term loan (Term Loan) facility available under our Senior Credit Facility. The Term Loan bears interest at a one month London Interbank Offered Rate (LIBOR) rate, plus a margin based on our consolidated leverage ratio as defined in the Senior Credit Facility. As of December 30, 2011, the one month LIBOR was 0.30% and the applicable margin was 2.25%. Quarterly repayments of the original principal amount of the Term Loan are required under the Senior Credit Facility, with the remaining principal amount due on February 10, 2016.
In March 2011, we entered into an interest rate swap agreement, which we designated as cash flow hedge of the underlying variable rate obligation on our Term Loan. We did not have any interest rate swap agreements outstanding as of December 31, 2010. See Note 11 for additional information regarding the interest rate swap agreement.
The payment of our indebtedness under the Senior Credit Facility is secured by pledges of 100% of the capital stock of our U.S. subsidiaries and 65% of the capital stock of our material foreign subsidiaries, and is guaranteed by our material domestic subsidiaries. The Senior Credit Facility contains customary financial and non-financial covenants. Upon the occurrence of an event of default, the lenders may declare that all principal, interest and other amounts owed are immediately due and payable and may exercise any other available right or remedy. The events of default include, but are not limited to, non-payment of amounts owed, failure to perform covenants, breach of representations and warranties, institution of insolvency proceedings, entry of certain judgments, and occurrence of a change in control.

Currently, the calculation of our leverage ratio in our Senior Credit facility agreement does not add back cash restructuring charges and expenses associated with our DPA since its extension. In order to ensure compliance with our leverage ratio, it is possible that we may make an additional cash payment of $30 million to $50 million to reduce our debt during 2012. Because the restructuring charges and DPA expenses will not have an ongoing impact on our EBITDA calculation and debt covenant ratios, it is also possible that our Senior Credit facility will be amended to allow these charges as addbacks and therefore, we would not need to make the additional principal payment described above.  However, there can be no assurance the lender will grant these additional modifications to the current debt agreement.
As of December 31, 2011, we had an immaterial amount of cash and cash equivalents held in jurisdictions outside of the U.S., which are expected to be indefinitely reinvested for continued use in foreign operations. Repatriation of these assets to the U.S. would have negative tax consequences. The Company does not intent to repatriate funds.
Contractual Cash Obligations. At December 31, 2011, we had contractual cash obligations and commercial commitments as follows (in thousands):

	Payments Due by Periods
	Total	2012	2013-2014	2015-2016	After 2016
Amounts reflected in consolidated balance sheet:
Lease obligations(1)	$1,950	$1,080	$867	$3	$—
Convertible Senior Notes(2)	29,111	—	29,111	—	—
Term Loan(3)	144,375	7,500	28,125	108,750	—

Amounts not reflected in consolidated balance sheet:
Operating leases	17,928	8,754	8,002	774	398
Interest on Convertible Senior Notes(4)	2,231	765	1,466	—	—
Interest on Term Loan(5)	12,493	3,562	6,216	2,715
Royalty and consulting agreements	715	147	284	284	—

Total contractual cash obligations	$208,803	$21,808	$74,071	$112,526	$398
_______________________________

(1)	Payments include amounts representing interest.

(2)
Represents long-term debt payment provided holders of the Convertible Senior Notes due 2014 do not exercise the option to convert each $1,000 note into 30.6279 shares of our common stock. Our Convertible Senior Notes are discussed further in Note 9 to our consolidated financial statements contained in “Financial Statements and Supplementary Data.”

(3)
Represents payments on the delayed draw term loan (Term Loan), which was used to fund the purchase of the Convertible Senior Notes. Quarterly repayments of the original principal amount of the Term Loan are required under the Senior Credit Facility, with the remaining principal amount due on February 10, 2016.

(4)	Represents interest on Convertible Senior Notes due 2014 payable semiannually with an annual interest rate of 2.625%.

(5)
Represents interest on the Term Loan, which bears interest at a one month London Interbank Offered Rate (LIBOR) rate, plus a margin based on our consolidated leverage ratio as defined in the Senior Credit Facility. As of December 30, 2011, the one month LIBOR was 0.30% and the applicable margin was 2.25%. This estimate is subject to uncertainty due to the variable nature of the interest rates. Should interest rates vary significantly, our estimate could be materially different from actual results.

The amounts reflected in the table above for capital lease obligations represent future minimum lease payments under our capital lease agreements, which are primarily for certain property and equipment. The present value of the minimum lease payments are recorded in our balance sheet at December 31, 2011. The minimum lease payments related to these leases are discussed further in Note 9 to our consolidated financial statements contained in “Financial Statements and Supplementary Data.”
The amounts reflected in the table above for operating leases represent future minimum lease payments under non-cancelable operating leases primarily for certain equipment and office space. The royalty and consulting agreements in the above table represent minimum payments under non-cancelable contracts with consultants that are contingent upon future services. Portions of these payments are denominated in foreign currencies and were translated in the table above based on their respective U.S. dollar exchange rates at December 31, 2011. These future payments are subject to foreign currency exchange rate risk. Our purchase obligations and royalty and consulting agreements are disclosed in Note 18 to our consolidated financial statements contained in “Financial Statements and Supplementary Data.”

Portions of these payments are denominated in foreign currencies and were translated in the table above based on their respective U.S. dollar exchange rates at December 31, 2011. These future payments are subject to foreign currency exchange rate risk. In accordance with U.S. generally accepted accounting principles, our operating leases are not recognized in our consolidated balance sheet; however, the minimum lease payments related to these agreements are disclosed in Note 18 to our consolidated financial statements contained in “Financial Statements and Supplementary Data.”
Contingent consideration of up to $400,000 may be paid related to the acquisition of certain assets associated with the EZ Concept Surgical Device Corporation (EZ Frame). The potential additional cash payments are based on the future financial performance of the acquired assets. Additionally, in accordance with the October 2011 CCI acquisition, we will pay royalties based on sales of the acquired product.
In addition to the contractual cash obligations discussed above, all of our U.S. sales and a portion of our international sales are subject to commissions based on net sales. A substantial portion of our global sales are subject to royalties earned based on product sales.
Additionally, as of December 31, 2011, we had $3.7 million of unrecognized tax benefits recorded within “Other liabilities” in our consolidated balance sheet. This represents the tax benefits associated with various tax positions taken, or expected to be taken, on U.S. and international tax returns that have not been recognized in our financial statements due to uncertainty regarding their resolution. We are unable to make a reliable estimate of the eventual cash flows by period that may be required to settle these matters. Certain of these matters may not require cash settlement due to the existence of net operating loss carryforwards. Therefore, our unrecognized tax benefits are not included in the table above. See Note 12 to our consolidated financial statements contained in “Financial Statements and Supplementary Data.”
Other Liquidity Information. We have funded our cash needs since 2000 through various equity and debt issuances and through cash flow from operations. In 2001, we completed our initial public offering of 7,500,000 shares of common stock, which generated $84.8 million in net proceeds. In 2002, we completed a secondary offering of 3,450,000 shares of common stock, which generated $49.5 million in net proceeds. In 2007, we issued $200 million of 2.625% Convertible Senior Notes due 2014, which generated net proceeds totaling $193.5 million. In 2011, we purchased $170.9 million aggregate principal amount of the notes outstanding which we funded through a delayed draw term loan of $150 million under our senior credit facility and cash on hand.
Although it is difficult for us to predict our future liquidity requirements, we believe that our current cash balance of approximately $153.6 million, our marketable securities balances totaling $18.1 million and available borrowings under the senior credit facility will be sufficient for the foreseeable future to fund our working capital requirements and operations, permit anticipated capital expenditures in 2012 of approximately $30 million, and meet our contractual cash obligations in 2012.

Critical Accounting Estimates
All of our significant accounting policies and estimates are described in Note 2 to our consolidated financial statements contained in “Financial Statements and Supplementary Data.” Certain of our more critical accounting estimates require the application of significant judgment by management in selecting the appropriate assumptions in determining the estimate. By their nature, these judgments are subject to an inherent degree of uncertainty. We develop these judgments based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Different, reasonable estimates could have been used in the current period. Additionally, changes in accounting estimates are reasonably likely to occur from period to period. Both of these factors could have a material impact on the presentation of our financial condition, changes in financial condition or results of operations.
We believe that the following financial estimates are both important to the portrayal of our financial condition and results of operations and require subjective or complex judgments. Further, we believe that the items discussed below are properly recorded in the financial statements for all periods presented. Our management has discussed the development, selection and disclosure of our most critical financial estimates with the audit committee of our board of directors and with our independent auditors. The judgments about those financial estimates are based on information available as of the date of the financial statements. Those financial estimates include:
Revenue recognition. Our revenues are primarily generated through two types of customers, hospitals and surgery centers and stocking distributors, with the majority of our revenue derived from sales to hospitals. Our products are sold through a network of employee and independent sales representatives in the U.S. and by a combination of employee sales representatives, independent sales representatives and stocking distributors outside the U.S. We record revenues from sales to hospitals and surgery centers when they take title to the product, which is generally when the product is surgically implanted in a patient.
We record revenues from sales to our stocking distributors at the time the product is shipped to the distributor. Our stocking distributors, who sell the products to their customers, take title to the products and assume all risks of ownership. Our distributors are obligated to pay us within specified terms regardless of when, if ever, they sell the products. In general, our distributors do not have any rights of return or exchange; however, in limited situations we have repurchase agreements with certain stocking distributors. Those certain agreements require us to repurchase a specified percentage of the inventory purchased by the distributor within a specified period of time prior to the expiration of the contract. During those specified periods, we defer the applicable percentage of the sales. Approximately $0.2 million and $0.3 million of sales related to these types of agreements were deferred and not yet recognized as revenue as of December 31, 2011 and 2010, respectively.
We must make estimates of potential future product returns related to current period product revenue. To do so, we analyze our historical experience related to product returns when evaluating the adequacy of the allowance for sales returns. Judgment must be used and estimates made in connection with establishing the allowance for product returns in any accounting period. Our allowances for product returns of approximately $0.5 million and $0.6 million are included as a reduction of accounts receivable at December 31, 2011 and 2010, respectively. Should actual future returns vary significantly from our historical averages, our operating results could be affected.
In 2011, we entered into a trademark license agreement (License Agreement) with KCI Medical Resources, a subsidiary of Kinetic Concepts, Inc (KCI). In exchange for $8.5 million, of which $5.5 million was received immediately and $3 million was received in January 2012, the License Agreement provides KCI with a non-transferable license to use our trademarks associated with our GRAFTJACKET® line of products in connection with the marketing and distribution of KCI's soft tissue graft containment products used in the wound care field, subject to certain exceptions. License revenue is being recognized over 12 years on a straight line basis.
Allowances for doubtful accounts. We experience credit losses on our accounts receivable and accordingly, we must make estimates related to the ultimate collection of our accounts receivable. Specifically, we analyze our accounts receivable, historical bad debt experience, customer concentrations, customer creditworthiness and current economic trends when evaluating the adequacy of our allowance for doubtful accounts.
The majority of our accounts receivable are from hospitals, many of which are government funded. Accordingly, our collection history with this class of customer has been favorable. Historically, we have experienced minimal bad debts from our hospital customers and more significant bad debts from certain international stocking distributors, typically as a result of specific financial difficulty or geo-political factors. We write off accounts receivable when we determine that the accounts receivable are uncollectible, typically upon customer bankruptcy or the customer’s non-response to continued collection efforts.
We believe that the amount included in our allowance for doubtful accounts has been a historically appropriate estimate of the amount of accounts receivable that are ultimately not collected. While we believe that our allowance for doubtful accounts is adequate, the financial condition of our customers and the geo-political factors that impact reimbursement under individual countries’ healthcare systems can change rapidly, which would necessitate additional allowances in future periods. Our allowances for doubtful accounts were $8.5 million and $9.5 million, at December 31, 2011 and 2010, respectively, which includes a $0.6 million provision recorded in 2011, a $1.1 million provision recorded in 2010, and a $5.6 million provision recorded in 2009 for potential losses related to the trade receivable balances of certain of our non-U.S. stocking distributors.
Excess and obsolete inventories. We value our inventory at the lower of the actual cost to purchase and/or manufacture the inventory on a first-in, first-out (FIFO) basis or its net realizable value. We regularly review inventory quantities on hand for excess and obsolete inventory and, when circumstances indicate, we incur charges to write down inventories to their net realizable value. Our review of inventory for excess and obsolete quantities is based primarily on our forecast of product demand and production requirements for the next 24 months. A significant decrease in demand could result in an increase in the amount of excess inventory quantities on hand. Additionally, our industry is characterized by regular new product development that could result in an increase in the amount of obsolete inventory quantities on hand due to cannibalization of existing products. Also, our estimates of future product demand may prove to be inaccurate in which case we may be required to incur charges for excess and obsolete inventory. In the future, if additional inventory write-downs are required, we would recognize additional cost of goods sold at the time of such determination. Regardless of changes in our estimates of future product demand, we do not increase the value of our inventory above its adjusted cost basis. Therefore, although we make every effort to ensure the accuracy of our forecasts of future product demand, significant unanticipated decreases in demand or technological developments could have a significant impact on the value of our inventory and our reported operating results.
Charges incurred for excess and obsolete inventory were $16.7 million, $9.3 million and $12.5 million for the years ended December 31, 2011, 2010 and 2009, respectively.
Additionally, in 2011, we recorded charges of $2.5 million associated with product optimization in connection with our previously announced plans to implement a cost restructuring plan to foster growth, enhance profitability and cash flow, and build stockholder value.
Goodwill and long-lived assets. We have approximately $57.9 million of goodwill recorded as a result of the acquisition of businesses. Goodwill is tested for impairment annually, or more frequently if changes in circumstances or the occurrence of events suggest that impairment exists. The annual evaluation of goodwill impairment may require the use of estimates and assumptions to determine the fair value of our reporting unit using projections of future cash flows. We performed our annual impairment test during the fourth quarter of 2011 and determined that no impairment charge was necessary.
Our business is capital intensive, particularly as it relates to surgical instrumentation. We depreciate our property, plant and equipment and amortize our intangible assets based upon our estimate of the respective asset’s useful life. Our estimate of the useful life of an asset requires us to make judgments about future events, such as product life cycles, new product development, product cannibalization and technological obsolescence, as well as other competitive factors beyond our control. We account for the impairment of definite, long-lived assets in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Section 360, Property, Plant and Equipment (FASB ASC 360). Accordingly, we evaluate impairments of our property, plant and equipment based upon an analysis of estimated undiscounted future cash flows. If we determine that a change is required in the useful life of an asset, future depreciation and amortization is adjusted accordingly. Alternatively, if we determine that an asset has been impaired, an adjustment would be charged to income based on the asset’s fair market value, or discounted cash flows if the fair market value is not readily determinable, reducing income in that period.
Product liability claims and other litigation. Periodically, claims arise involving the use of our products. We make provisions for claims specifically identified for which we believe the likelihood of an unfavorable outcome is probable and an estimate of the amount of loss has been developed. As additional information becomes available, we reassess the estimated liability related to our pending claims and make revisions as necessary. In the third quarter of 2011, as a result of an increase in the number and monetary amount of claims associated with fractures of our long PROFEMUR® titanium modular necks, management recorded a provision for current and future claims associated with fractures of this product. See Note 18 to our consolidated financial statements for further description of this provision. Future revisions in our estimates of the liability could materially impact our results of operation and financial position. We maintain insurance coverage that limits the severity of any single claim as well as total amounts incurred per policy year, and we believe our insurance coverage is adequate. We use the best information available to us in determining the level of accrued product liabilities, and we believe our accruals are adequate. Our accrual for product liability claims at December 31, 2011 was $23.7 million, of which $23.3 million was for our accrual related to long PROFEMUR® titanium modular necks in North America. We maintain insurance coverage that limits our self-insured risk per policy year, and have recorded an estimate of the probable recovery related to open claims. The estimated insurance proceeds are for current and projected claims through the end of our current coverage period, which ends in August 2012. Our accrual for product liability claims was $1.8 million at December 31, 2010.
We are also involved in legal proceedings involving contract, patent protection and other matters. We make provisions for claims specifically identified for which we believe the likelihood of an unfavorable outcome is probable and an estimate of the amount of loss can be developed.
Accounting for income taxes. Our effective tax rate is based on income by tax jurisdiction, statutory rates and tax saving initiatives available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our effective tax rate and evaluating our tax positions. This process includes assessing temporary differences resulting from differing recognition of items for income tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. Realization of deferred tax assets in each taxable jurisdiction is dependent on our ability to generate future taxable income sufficient to realize the benefits. Management evaluates deferred tax assets on an ongoing basis and provides valuation allowances to reduce net deferred tax assets to the amount that is more likely than not to be realized.
Our valuation allowance balances totaled $14.3 million and $14.9 million as of December 31, 2011 and 2010, respectively, due to uncertainties related to our ability to realize, before expiration, some of our deferred tax assets for both U.S. and foreign income tax purposes. These deferred tax assets primarily consist of the carryforward of certain tax basis net operating losses and general business tax credits.
In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), effective January 1, 2007, which requires the tax effects of an income tax position to be recognized only if they are “more-likely-than-not” to be sustained based solely on the technical merits as of the reporting date. Effective July 1, 2009, this standard was incorporated into FASB ASC Section 740, Income Taxes. As a multinational corporation, we are subject to taxation in many jurisdictions and the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions. If we ultimately determine that the payment of these liabilities will be unnecessary, we will reverse the liability and recognize a tax benefit in the period in which we determine the liability no longer applies. Conversely, we record additional tax charges in a period in which we determine that a recorded tax liability is less than we expect the ultimate assessment to be. Our liability for unrecognized tax benefits totaled $3.7 million and $3.2 million as of December 31, 2011 and 2010, respectively. See Note 12 to our consolidated financial statements contained in “Financial Statements and Supplementary Data” for further discussion of our unrecognized tax benefits.
We operate within numerous taxing jurisdictions. We are subject to regulatory review or audit in virtually all of those jurisdictions, and those reviews and audits may require extended periods of time to resolve. Management makes use of all available information and makes reasoned judgments regarding matters requiring interpretation in establishing tax expense, liabilities and reserves. We believe adequate provisions exist for income taxes for all periods and jurisdictions subject to review or audit.
Stock-based compensation. We calculate the grant date fair value of non-vested shares as the closing sales price on the trading day immediately prior to the grant date. We use the Black-Scholes option pricing model to determine the fair value of stock options and employee stock purchase plan shares. The determination of the fair value of these stock-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables, which include the expected life of the award, the expected stock price volatility over the expected life of the awards, expected dividend yield and risk-free interest rate.
We estimate the expected life of options evaluating the historical activity as required by FASB ASC Topic 718, Compensation — Stock Compensation. We estimate the expected stock price volatility based upon historical volatility of our common stock. The risk-free interest rate is determined using U.S. Treasury rates where the term is consistent with the expected life of the stock options. Expected dividend yield is not considered as we have never paid dividends and have no plans of doing so in the future.
The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics not present in our option grants and employee stock purchase plan shares. Existing valuation models, including the Black-Scholes and lattice binomial models, may not provide reliable measures of the fair values of our stock-based compensation. Consequently, there is a risk that our estimates of the fair values of our stock-based compensation awards on the grant dates may bear little resemblance to the actual values realized upon the exercise, expiration, early termination or forfeiture of those stock-based payments in the future. Certain stock-based payments, such as employee stock options, may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and reported in our financial statements. Alternatively, value may be realized from these instruments that is significantly higher than the fair values originally estimated on the grant date and reported in our financial statements. There is not currently a market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models.
We are required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We use historical data to estimate pre-vesting forfeitures and record stock-based compensation expense only for those awards that are expected to vest. All stock-based awards are amortized on a straight-line basis over their respective requisite service periods, which are generally the vesting periods.
If factors change and we employ different assumptions for estimating stock-based compensation expense in future periods, such stock-based compensation expense in future periods may differ significantly from what we have recorded in the current period and could materially affect our operating income, net income and net income per share. A change in assumptions may also result in a lack of comparability with other companies that use different models, methods and assumptions.
See Note 15 to our consolidated financial statements contained in “Financial Statements and Supplementary Data” for further information regarding our stock-based compensation disclosures.
Acquisition method accounting. Effective January 1, 2009, we adopted the provisions of Statement of Financial Accounting Standards No. 141R, Business Combinations, which significantly changes the accounting for acquired businesses. Effective July 1, 2009, this standard was incorporated into FASB ASC Section 805, Business Combinations (FASB ASC 805). Under this standard, an acquiring entity is required to recognize all assets acquired and liabilities assumed at the acquisition date fair value. Legal fees and other transaction-related costs are expensed as incurred and are no longer included in goodwill as a cost of acquiring the business. FASB ASC 805 also requires, among other things, acquirers to estimate the acquisition-date fair value of any contingent consideration and to recognize any subsequent changes in the fair value of contingent consideration in earnings. In addition, restructuring costs the acquirer expected, but was not obligated to incur, will be recognized separately from the business acquisition. See Note 3 to our consolidated financial statements contained in "Financial Statements and Supplementary Data" for information regarding our acquisitions.
Restructuring charges. We evaluate impairment issues for long-lived assets under the provisions of FASB ASC 360. We record severance-related expenses once they are both probable and estimable in accordance with the provisions of FASB ASC Section 712, Compensation-Nonretirement Postemployment Benefits, for severance provided under an ongoing benefit arrangement. One-time termination benefit arrangements and other costs associated with exit activities are accounted for under the provisions of FASB ASC Section 420, Exit or Disposal Cost Obligations. We estimated the expense for our restructuring initiatives by accumulating detailed estimates of costs, including the estimated costs of employee severance and related termination benefits, impairment of property, plant and equipment, contract termination payments for leases and any other qualifying exit costs. Such costs represented management’s best estimates, which were evaluated periodically to determine if an adjustment was required.
Recent Accounting Pronouncements

The FASB has issued several Accounting Standards Updates (ASU) that will be effective in 2012. New guidance on fair value measurements (ASU 2011-04) and on presentation of other comprehensive income (ASU 2011-05) will not have a significant impact on our consolidated financial statements.